Exhibit 4.27

English Translation of Chinese Original
Agreement on Transfer of Contractual Rights under
the Production Sharing Contract on the Bagtyiarlyk Area at Amu Darya Right Bank in
Turkmenistan between CNPC International Ltd. and Beijing Amu Darya Company
This agreement (this “Agreement”) is entered into on August 28, 2009 in Beijing, by and between:
Party A: CNPC International Ltd. (“CNPCI”), a company with limited liability incorporated under the laws of Cayman Island; and
Party B: Beijing Amu Darya Company (“Amu Darya”), a company with limited liability established under the laws of the People’s Republic of China (“PRC”).
Whereas,
1. Party A entered into the Production Sharing Contract on the Bagtyiarlyk Area at Amu Darya Right Bank in Turkmenistan on July 17, 2007 (the “Product Sharing Contract”), attached hereto as Appendix 1, with Turkmen State Agency for Management and Use of Hydrocarbon Resources (the “State Agency”), and applied for and has obtained the exploration and development license, attached hereto as Appendix 2, from the State Agency;
2. Pursuant to Article 27 of the Product Sharing Contract, Party A shall have the right to transfer to its affiliates all or portion of any of its rights, privilege, obligation, liability or responsibility under the Product Sharing Contract or the exploration and development license without prior written consent of the State Agency, provided that the party transferring its rights and obligations do not violate its obligations hereunder and the transferee shall be obligated to comply with the terms and conditions of this Agreement;
3. Pursuant to Article 1.1.88 of the Product Sharing Contract, Party B is an affiliated company of Party A;
4. Pursuant to the Product Sharing Contract, Party A is willing to transfer to Party B, and Party B agrees to acquire from Party A, all the rights and obligations of Party A thereunder.
NOW THEREFORE, after friendly negotiation, the parties hereby enter into the following agreement with respect to the transfer of the contractual rights under the Product Sharing Contract:
Article 1 Transfer of the Contractual Rights
1.1 Party A hereby transfers to Party B all its rights and obligations under the Product Sharing Contract and the related exploration and development license, as well as the related assets and liabilities of Party A generated from its performance of the Product Sharing Contract (hereinafter the “Transferred Interests”).

1.2 Party B hereby agrees to acquire the Transferred Interests, assume the rights, obligations and liability related to the Transferred Interests in accordance with the provisions of this Agreement, and comply with the terms and conditions of the Product Sharing Contract.
Article 2 Price and Closing of the Transfer
2.1 Party A and Party B agree to engage China Enterprise Appraisal Company to conduct appraisal for the Transferred Interests owned by Party A in the Amu Darya Right Bank oil and gas project by following the required valuation process, in accordance with the applicable asset valuation rules and based on the principle of independence, objectiveness and fairness. The method adopted in such appraisal is the present earning value method and the value type adopted therein is the market value. Based on the appraisal result prepared by China Enterprise Appraisal Company adopting July 31, 2009 as the reference date of the appraisal, the preliminary consideration for the Transferred Interests determined by both parties shall be USD1,186.52 million, of which USD350.52 million will by paid by Party B in cash to Party A directly, and bank loans amounting to USD836.00 million owed by Party A in the course of performing its obligations under the Product Sharing Contract will be assumed by Party B. The preliminary consideration will be adjusted by reference to the final valuation results filed with the State-owned Assets Supervision and Administration Commission and the change in the value of the Transferred Interests during the period from the reference date of the appraisal to the Closing Date, and the adjusted price shall be the final transfer price. Party B shall pay the final price to Party A within 45 days from the Closing Date of the transfer of the Transferred Interests.
2.2 The closing hereunder shall be held on the agreed date (the “Closing Date”) within 10 days following the satisfaction of all the following conditions:
(a) The transfer of the Transferred Interests has been approved in accordance with all the necessary internal procedures of both parties;
(b) The Asset Appraisal Report, which serves as the basis for the pricing of the Transferred Interests, has been confirmed by Party A and Party B, and has been filed with the competent state-owned assets supervision and administration authorities;
(c) This Agreement and the transfer of this Transferred Interests have obtained all required governmental approval or third party consent;
(d) Party B has registered in Turkmenistan a branch for purpose of performing the Product Sharing Contract, and has obtained the new license issued by the State Agency; and
(e) The representations, warranties and covenants of both parties set forth hereunder shall remain to be accurate and true as of the Closing Date.
2.3 The parties to this Agreement shall endeavor to cooperate friendly in order to ensure the satisfaction of the above conditions as soon as possible, and shall use all reasonable efforts to causes the consummation of the transfer of the Transferred Interests on or prior to December 31, 2009.
2.4 Any profits, income, losses and potential losses arising out of or in connection with the Transferred Interests from the reference date of the appraisal to the Closing Date shall be assumed by Party A.

2.5 Party A shall deliver all the documents, files and materials related to the Product Sharing Contract to Party B on the Closing Date in accordance with Appendix 3.
Article 3 Further Undertakings of Both Parties
3.1 Party A shall be obligated to assist Party B to deal with matters relating to the transfer of the rights under the Product Sharing Contract in Turkmenistan, including without limitation, filing application, coordination of the government relationship and assisting Party B to apply for the relevant license to the State Agency.
3.2 Party A and Party B shall be obligated to take any further actions necessary for the achievement of the purpose hereof and the subject matter contemplated hereunder, including without limitation, the execution of any other relevant contracts or documents.
3.3 Party A undertakes that it shall keep Party B harmless from any damages resulted from any claims, litigations or expenses in connection with the performance of its obligations and liability hereunder prior to the closing, and Party B undertakes that it shall keep Party A harmless from any damages resulted from any claims, litigations or expenses in connection with Party B’s performance of its obligations and liabilities under the Product Sharing Contract.
Article 4 Amendment and Termination
4.1 In the event of change of the conditions under which Party A and Party B enter into this Agreement, which makes one party deems it necessary to make amendment to or terminate this Agreement, and the other party deems such amendment or termination is reasonable and feasible, both parties may amend or terminate this Agreement in writing based on mutual agreement.
Article 5 Representations and Warranties of Party A and Party B
5.1 Representations and warranties of Party A
(a) Party A is a corporation legally established and existing under the laws of PRC;
(b) Party A has been operating its business in accordance with applicable laws and does not carry out any business beyond its business scope approved by applicable laws;
(c) All governmental approvals and internal authorizations required for the execution of this Agreement have been obtained, and this Agreement shall constitute an obligation binding upon Party A after being executed by both parties;
(d) The execution of this Agreement by Party A does not violate the provisions with respect to the transfer under the Product Sharing Contract; and
(e) The execution of this Agreement or the performance of the obligation hereunder by Party A does not violate any other contracts to which it is a party, its articles of association or any applicable laws, regulations or provisions.

5.2 Representations and warranties of Party B
(a) Party B is a company with limited liability legally established as an independent legal person;
(b) Party B has been operating its business in accordance with applicable laws and does not carry out any business beyond its business scope legally approved;
(c) All governmental approvals and internal authorizations required for the execution of this Agreement have been obtained, and this Agreement shall constitute an obligation binding upon Party B after being executed by both parties; and
(d) The execution of this Agreement or the performance of the obligation hereunder by Party B does not violate any other contracts to which it is a party, its articles of association or any applicable laws, regulations or provisions.
Article 6 Force Majeure
6.1 “Force Majeure” shall mean any event occurs after the date of this Agreement which is beyond the reasonable control of the affected party and which is reasonably unforeseeable or unavoidable or although foreseeable but cannot be overcome, and which makes it impossible or impractical for such party to perform all or portion of its obligations under this Agreement, including, but not limited to, flood, fire, drought, typhoon, earthquake and any other natural disasters, traffic accidents, strikes, insurrection, riots and war (whether declared or not). If a party has been prevented from performing all or portion of its obligations hereunder because of an event of Force Majeure, the performance of such obligation shall be suspended during the affected period.
6.2 The party claiming an event of Force Majeure shall notify the other party of such event in writing within the shortest possible time, and shall deliver in person or by registered air mail to the other party appropriate evidence proving the occurrence and the duration of the Force Majeure event within fifteen (15) days following the occurrence of such an event. The affected party claiming that it is impossible or impractical for it to perform its obligations under this Agreement due to the event of Force Majeure shall be obligated to endeavor all reasonable efforts to minimize or remove the effects of such Force Majeure.
6.3 Upon occurrence of the Force Majeure event, the parties shall immediately negotiate in good faith with respect to the performance of this Agreement; and upon termination or removal of the effect of the Force Majeure event, both parties shall immediately resume performance of their respective obligations hereunder.
Article 7 Miscellaneous
7.1 Unless otherwise agreed hereunder, neither party may transfer all or portion of its rights or obligations under this Agreement without prior written consent of the other party.
7.2 This Agreement and the Appendices attached hereto constitute the entire agreement of the parties hereto with respect to the subject matter hereof and supersede all prior agreements, contracts, undertakings and communications, both written and oral, between the parties with respect to the subject matter hereof.

7.3 If any term or provision of this Agreement is invalid, illegal or incapable of being enforced, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect.
7.4 This Agreement may not be amended or modified except by an instrument in writing signed by the respective authorized representatives of both parties and being approved by both parties by taking appropriate corporate action.
7.5 Unless otherwise provided, the failure or delay of either party hereto to assert any of its rights, power or privilege hereunder, or the performance of single or portion of such rights, power or privilege, shall not constitute a waiver of any of other rights, power or privilege hereunder.
7.6 The appendices are an integral part of this Agreement and shall have the same binding effect as if it has been incorporated into this Agreement.
Article 8 Communications
8.1 All notices and other communications hereunder shall be written in Chinese and Russian, and shall be sent by personal delivery or in registered mail or by facsimile to the respective parties hereto at the following addresses. The date of service of notices shall be determined as the follows:
(a) The date of service of notices shall be the date of delivery if by personal delivery;
(b) The date of service of notices by registered mail shall be the 7th day after the notice is being delivered to postal services (as indicated by the postmark), and if such 7th day is a Sunday or a public holiday, it shall be postponed to the next working day;
(c) The notices sent by facsimile shall be deemed to have been duly delivered upon the completion of the transmission of the facsimile, provided that the sender shall deliver the electronic answerbacks produced by the fax machine for such notice sent by facsimile to prove that such notices have been successfully delivered to the other party.
The address and the fax number of each party are as follows:
If to the CNPC International Ltd.:
Block D, No. 6-1 Fuchengmen Beidajie,
Xicheng District, Beijing 100034,
China
Fax: 010-5855 1000
If to Beijing Amu Darya Company:
Tower B, Lanhua International Plaza,
No. 19 Anyuan, Anhuibeili,
Chaoyang District, Beijing 100101,
China
Fax: 010-5817 9276

8.2 If any party changes its address or fax number, it shall promptly inform the other party of the same in accordance with this Article 8.
Article 9 Governing Law and Dispute Resolution
9.1 This Agreement shall be construed in accordance with laws of Turkmenistan.
9.2 Any dispute arising out of or in connection with this Agreement shall be resolved by Party A and Party B through friendly negotiation. In case of failure of such negotiation, either Party A or Party B may refer such dispute to Beijing Arbitration Committee for arbitration in accordance with the then effective arbitration rule. An arbitral award is final and binding upon both parties.
Article 10 Supplementary Provision
10.1 This Agreement shall be written in both Chinese and Russian with two language versions of the same legal effect. In case of any discrepancy between the two versions in respect of the construction or the enforcement of this Agreement and the appendices hereto, the Chinese version shall prevail.
10.2 Each of the Chinese and Russian versions of this Agreement shall be executed in nine (9) copies, which shall become effective upon the execution by the respective authorized representatives of each party and the affixation of the corporate seal thereof.
10.3 The appendices hereto shall be an integral part of this Agreement, which shall have the same legal effect with this Agreement.
Party A: CNPC International Ltd.
Authorized representative: /s/ [          ]
(corporate seal)
Party B: Beijing Amu Darya Company
Authorized representative: /s/ [          ]
(corporate seal)

Appendix 1
The Production Sharing Contract on the Bagtyiarlyk area at Amu Darya Right Bank in Turkmenistan between Turkmen State Agency for Management and Use of Hydrocarbon Resources and CNPC International Ltd.

Appendix 3
Scope of the assets involved in the business of exploration and exploitation under the Amu Darya project
The scope of the assets involved in the business of exploration and exploitation under the Amu Darya project includes the assets of Party A for the business of exploration and exploitation (see the Asset Appraisal Report for details), including, but not limited to, the assets related to the business of exploration and exploitation and the assets, liabilities and interests relating thereto, which include:
1. buildings and other structures, vehicles, machinery equipment and auxiliary equipment, oil-gas well, gas processing plant, gathering line and export pipeline owned by Party A;
2. the rights and obligations under the contracts and agreements, including the amendments and supplements thereto, entered into by Party A in connection with the business of exploration and exploitation under the Amu Darya project, including title to buildings and any guarantee with respect to such contracts and agreements;
3. the entire interests under all permits, licenses, approval certificates, certificates, power of attorney and any other similar documents held or obtained by Party A, subject to the transfer of the same is permitted by applicable law;
4. rights of claim, set-off rights or any other similar rights of Party A against any third party, in each case, relating to or arising from the assets involved in the business of exploration and exploitation;
5. any business records, accounting records, operating records, operating data, operating statistics, specifications, maintenance manual, training manual in connection with the assets involved in the business of exploration and exploitation, and relevant technical records, materials, drawings, manuals and books, as well as records of research and development projects and any other know-how, no matter kept in written or electronic hardware or otherwise; and
6. Any other assets recorded in the Asset Appraisal Report. The parties agree that in case of any different understanding with respect to the assets for the business of exploration and exploitation, the records under the Asset Appraisal Report shall prevail.